Lithia Expands to State of Hawaii; Announces Acquisition of Honda Store

MEDFORD, OR -- (Marketwired - February 04, 2014) - Lithia Motors, Inc. (NYSE: LAD) announced that we acquired Island Honda of Kahului, Hawaii. The store adds $30 million in estimated annual revenues and is our first store on the island of Maui.

Bryan DeBoer, President and Chief Executive Officer, commented, "We are excited to expand our base of operations into a new state. We seek exclusive franchises in the markets we serve and believe operating the only Honda store on Maui, with a population of 144,000, will compliment this strategy. We are excited to welcome the team at Island Honda to the Lithia family. We appreciate the wonderful partnership we have with American Honda Motor Company as this represents our 11th Honda location."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 95 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748